UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 19, 2010
ECHOSTAR CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	001-33807 (Commission File Number)	26-1232727 (IRS Employer Identification No.)

100 INVERNESS TERRACE E. ENGLEWOOD, COLORADO (Address of principal executive offices)	80112 (Zip Code)

(303) 706-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On October 19, 2010, we entered into a commitment to provide a debtor-in-possession credit facility (the “Credit Facility”) to TerreStar Networks, Inc. (“TerreStar Networks”) and certain of its affiliates in connection with the filings by TerreStar Networks and such affiliates for protection under Chapter 11 of the U.S. Bankruptcy Code with an ancillary proceeding under the Companies' Creditors Arrangement Act in Canada.  The Credit Facility will consist of a non-revolving, multiple draw term loan in the aggregate principal amount of $75 million, with drawings subject to the terms and conditions set forth in the credit agreement.

On October 19, 2010, we also entered into a restructuring support agreement pursuant to which we have committed to backstop $100 million of a $125 million rights offering for preferred shares of TerreStar Networks to be completed upon TerreStar Networks' emergence from bankruptcy. The proceeds from this rights offering will, among other things, repay the Credit Facility.  In addition, at our sole option, we will have the right to subscribe for an additional $25 million in preferred shares of TerreStar Networks in connection with its exit from bankruptcy.  Under the restructuring support agreement, which remains subject to approval by the Bankruptcy Court, we have also committed to support TerreStar Networks’ plan of reorganization under which: (i) all of the outstanding long-term debt securities of TerreStar Networks would be converted into equity, including the TerreStar Networks 15% Senior Secured Paid-in-Kind Notes due February 15, 2014 (“15% PIK Notes”) a majority of which we hold, whereby the holders of the 15% PIK Notes would receive an aggregate of 97% of the new common equity in TerreStar Networks; (ii) the remaining 3% of the new common equity would be issued to holders of the 6.5% Senior Exchangeable Paid-in-Kind Notes due 2014 and holders of general unsecured claims; (iii) the existing equity in TerreStar Networks would be extinguished; and (iv) TerreStar Networks’ purchase money security credit agreement would be reinstated and remain outstanding.  We are evaluating the effect of this transaction on the fair value of our investment in TerreStar Networks and its affliates.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHOSTAR CORPORATION
Date: October 22, 2010	By:	/s/ David J. Rayner
David J. Rayner
Chief Financial Officer

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